Exhibit 3.3

Authorisation Code : 667613294962 www.verify.gov.ky 07 October 2024 QC-414524 Certificate Of Incorporation Assistant Registrar of Companies of the Cayman Islands Uptrend Holdings Limited an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 3rd day of October Two Thousand Twenty-Four Given under my hand and Seal at George Town in the Island of Grand Cayman this 3rd day of October Two Thousand Twenty-Four Assistant Registrar of Companies, DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by Cayman Islands. I, TASHEKA EBANKS